Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-190136 on Form F-3 and Registration Statement Nos. 333-199835, 333-191625, 333-185538, 333-178186, 333-167389, 333-163816 and 333-149157 on Form S-8 of our report dated April 15, 2015 (September 29, 2015 as to the effects of the change in operating segments discussed in Note 1.2 and Note 6), relating to the consolidated financial statements of Banco Bilbao Vizcaya Argentaria, S.A. and subsidiaries composing the Banco Bilbao Vizcaya Argentaria Group (the “Group”) (which report expresses an unqualified opinion and contains an explanatory paragraph relating to the retrospective effect of certain changes in the operating segments) appearing in this Report on Form 6-K of Banco Bilbao Vizcaya Argentaria S.A.

/s/ DELOITTE, S.L.

Madrid- Spain

September 29, 2015